                                                                     EXHIBIT 2.2


                            STOCK PURCHASE AGREEMENT

                          DATED AS OF JANUARY 28, 2000


                                  BY AND AMONG


                                STEPHEN M. DIRKS

                                       AND


                                  WEBINC., INC.


                                       AND


                          VENTURE CATALYST INCORPORATED


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                                TABLE OF CONTENTS


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ARTICLE 1             GENERAL...............................................................      1
        1.1    Sale and Purchase of Dirks Shares............................................      1
        1.2    Purchase Price...............................................................      1

ARTICLE 2             REPRESENTATIONS AND WARRANTIES OF SELLER AND
                      COMPANY...............................................................      2
        2.1    Organization.................................................................      2
        2.2    Authorization................................................................      2
        2.3    No Conflict.  ...............................................................      2
        2.4    Capitalization; Subsidiaries.................................................      3
        2.5    Title to Dirks Shares .......................................................      3
        2.6    Financial Statements.........................................................      3
        2.7    Absence of Certain Facts or Events...........................................      4
        2.8    Property, Leases and Liens...................................................      5
        2.9    Contracts and Commitments....................................................      5
        2.10   Permits and Authorizations...................................................      6
        2.11   No Violations................................................................      6
        2.12   Proceedings..................................................................      7
        2.13   Insurance....................................................................      7
        2.14   Proprietary Information and Rights...........................................      7
        2.15   Employee Benefits............................................................      7
        2.16   Employment Laws..............................................................      8
        2.17   Environmental Laws...........................................................      8
        2.18   Taxes........................................................................      9
        2.19   No Unlawful Contributions....................................................      9
        2.20   No Insider Transactions......................................................     10
        2.21   Accounts Receivable; Customers...............................................     10
        2.22   Bank Accounts................................................................     10
        2.23   Delivery of Documents........................................................     10
        2.24   No Finders or Brokers........................................................     10

ARTICLE 3             REPRESENTATIONS AND WARRANTIES OF PURCHASER ..........................     10
        3.1    Organization.................................................................     11
        3.2    Authorization................................................................     11
        3.3    No Conflict..................................................................     11
        3.4    Investment Intent............................................................     11
        3.5    No Finders or Brokers........................................................     11
        3.6    Consents.....................................................................     12
        3.7    Compliance with Law..........................................................     12

ARTICLE 4             COVENANTS.............................................................     12
        4.1    Confidentiality..............................................................     12
        4.2    Operation in Ordinary Course.................................................     13
        4.3    Fulfillment of Conditions....................................................     13
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        4.4    Employment by Purchaser; Non-Competition Agreement...........................     13
        4.5    Transfer of Business Rights to Company.......................................     13
        4.6    Post-Closing Access by Seller................................................     13
        4.7    Bank Accounts................................................................     14

ARTICLE 5             CONDITIONS OF CLOSING.................................................     14
        5.1    Conditions of Obligations of Purchaser.......................................     14
               (a)    Representations and Warranties; Performance of Obligations............     14
               (b)    Certificates and Deliveries by Seller and Company.....................     14
               (c)    No Injunction.........................................................     14
               (d)    Certificates and Instruments of Transfer..............................     14
               (e)    Non-Competition Agreement.............................................     15
               (f)    Transfer of Business Rights...........................................     15
               (g)    Due Diligence.........................................................     15
               (h)    No Material Adverse Change............................................     15
               (i)    Closing of Companion Transaction......................................     15
               (j)    Directors' and Officers' Resignations.................................     15
        5.2    Conditions of Obligations of Seller..........................................     15
               (a)    Representations and Warranties; Performance of Obligations............     15
               (b)    No Injunction.........................................................     15
               (c)    Purchase Price........................................................     15

ARTICLE 6             CLOSING DATE AND TERMINATION OF AGREEMENT.............................     16
        6.1    Closing Date.................................................................     16

ARTICLE 7             INDEMNIFICATION.......................................................     16
        7.1    Indemnification by Seller....................................................     16
        7.2    Indemnification by Purchaser.................................................     17
        7.3    Indemnity and Other Agreements Concerning Taxes and Environmental Matters....     18
        7.4    General Indemnification by Seller............................................     18
        7.5    Survival of Representations and Warranties; Reliance.........................     18

ARTICLE 8             MISCELLANEOUS.........................................................     19
        8.1    Further Actions..............................................................     19
        8.2    Expenses.....................................................................     19
        8.3    Entire Agreement.............................................................     19
        8.4    Descriptive Headings.........................................................     19
        8.5    Notices......................................................................     19
        8.6    Governing Law................................................................     20
        8.7    Assignability................................................................     20
        8.8    Waivers and Amendments.......................................................     21
        8.9    Public Announcements.........................................................     21
        8.10   Severability.................................................................     21
        8.11   Jurisdiction for Legal Actions...............................................     21
        8.12   Counterparts.................................................................     22
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APPENDIX A     Definitions...................................................................     1

EXHIBIT 1      Non-Competition Agreement
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                                      -iii-

                            STOCK PURCHASE AGREEMENT

               THIS STOCK PURCHASE AGREEMENT is dated as of January 28, 2000 (this "Agreement") by and among VENTURE CATALYST INCORPORATED, a Utah corporation ("Purchaser"), and Stephen M. Dirks (the "Seller"), and WEBINC., INC., a Delaware corporation ("Company"). Capitalized terms not otherwise defined have the meanings set forth in the Appendix.


                                   WITNESSETH:

               WHEREAS, Seller is the record and beneficial owner of 2,000,000 shares of common stock, $.01 par value per share (the "Company Common Stock"), of Company, representing approximately 76% of the total issued and outstanding shares of Company Common Stock (the "Dirks Shares");

               WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, all of the Dirks Shares upon the terms and conditions set forth below;

               WHEREAS, Company expects to benefit from the consummation of the transactions contemplated hereby and, to induce Purchaser to enter into this Agreement, agrees to be bound by the terms and provisions in this Agreement.

               NOW, THEREFORE, in consideration of the mutual benefits to be derived and the representations and warranties, conditions and promises herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:


                                    ARTICLE 1

                                     GENERAL

               1.1 Sale and Purchase of Dirks Shares. At the Closing, Seller shall sell, transfer, assign and deliver unto Purchaser and its successors and assigns forever, and Purchaser shall purchase, the Dirks Shares for the purchase price hereinafter set forth.

               1.2 Purchase Price. In consideration for the Dirks Shares, Purchaser shall pay to Seller at the Closing Twenty Thousand Dollars ($20,000) in cash, payable either in the form of a company check or via wire transfer to an account specified by Seller, at Purchaser's option (the "Purchase Price").

                                    ARTICLE 2

              REPRESENTATIONS AND WARRANTIES OF SELLER AND COMPANY

               Company and the Seller jointly and severally represent and warrant to Purchaser, as of the date hereof or as otherwise set forth in such representation or exhibit hereto, as follows:

               2.1 Organization. Company is a duly organized corporation, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to conduct its business as it is presently being conducted and to own and lease its properties and assets. Company is duly qualified to do business as a foreign corporation in California, and is in good standing in such jurisdiction. Company is qualified to do business in all jurisdictions in which such qualification is necessary under the applicable law as a result of the conduct of Company's business, except where the failure to be so qualified would not have a material adverse effect on Company's business, property, or financial condition.

               2.2 Authorization. The execution and delivery of this Agreement by Com pany and the performance of its obligations hereunder have been duly authorized by the directors and the stockholders of Company and no other corporate action or approval by Company is necessary for the execution, delivery or performance of this Agreement by Company. This Agreement has been duly executed and delivered by Company and Seller and is a valid and binding obligation of each of Company and Seller, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to or limiting creditors' rights generally and (b) general principles of equity (whether considered in an action in equity or at law).

               2.3 No Conflict. Neither the execution and delivery of this Agreement by Company or Seller nor the consummation of the transactions contemplated hereunder nor the fulfillment by Company or Seller of any of its terms will:

                      (a) conflict with or result in a breach by Company or Seller of, or constitute a default under, or create an event that, with the giving of notice or the lapse of time, or both, would be a default under or breach of, or give a right to terminate or cancel under, any of the terms, conditions or provisions of (i) any indenture, mortgage, lease, deed of trust, pledge, loan or credit agreement involving $5,000 or more, or any other material contract, arrangement or agreement to which Company or Seller is a party or to which any material portion of the assets of Company is subject, (ii) the Certificate of Incorporation or Bylaws of Company, or (iii) any judgment, order, writ, injunction, decree or demand of any Governmental Entity which materially affects Seller or Company, or is likely to adversely affect the Company's ability to conduct its business or own or convey its assets;

                      (b) result in the creation or imposition of any lien, charge or Encumbrance of any nature whatsoever upon any material assets of Company or which materially affects the Company's ability to conduct its business as conducted prior to the date of this Agreement; or

                      (c) cause a loss or adverse modification of any permit, license, or other authorization granted by a Governmental Entity to or otherwise held by Company.

Except for this Agreement, neither Seller nor Company has any legal obligation, absolute or contingent, to any other Person to sell any capital stock or other ownership interest in the Company, or the business or any material assets of Company or to effect any merger, consolidation or other reorganization of Company or to enter into any agreement with respect thereto.

               2.4 Capitalization; Subsidiaries.

                      (a) Company's authorized capital stock consists of 10,000,000 shares of Company Common Stock, of which 2,630,000 shares are issued and outstanding. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable. There are no outstanding options, warrants or other rights to acquire, or any securities or obligations convertible into or exchangeable for, any shares of the capital stock of Company which have been issued or granted by or are binding upon Seller or Company or other Person.

                      (b) The Company owns 50% of level21.com, Inc., a Delaware corporation. As of the date of this Agreement, level21.com, Inc. (i) has no employees, (ii) has no real or personal property, (iii) has not entered into any contracts, either acting for itself or as guarantor on behalf of another Person, and (iv) has conducted no business. The Company has no Subsidiaries other than level21.com, Inc.

                      (c) Company has provided to Purchaser complete and correct copies of (i) the Certificate of Incorporation and the Bylaws of the Company, as amended, (ii) copies of Company's corporate minutes, and (iii) the Certificate of Incorporation and Bylaws of level21.com, Inc.

               2.5 Title to Dirks Shares. Seller is the record and beneficial owner of all of the Dirks Shares, free and clear of all Encumbrances. The delivery to Purchaser at Closing of certificates evidencing the Dirks Shares will convey and transfer to Purchaser good, complete and marketable title to 76% of the capital stock of the Company, free and clear of restrictions or conditions to transfer or assignment (other than restrictions on transfer imposed by federal or state securities laws) and free and clear of all defects of title or Encumbrances.

               2.6 Financial Statements.

                      (a) Company has delivered to Purchaser its unaudited balance sheet and related statements of income and expenses, retained earnings, and cash flow, for the five months ended December 31, 1999, and the two weeks ended January 15, 2000 (the "Financial Statements"). The Financial Statements
(i) present fairly in all material respects the financial position and results of operations and cash flows of Company as of the dates and for the periods then ended, (ii) are in agreement with the books and records of Company in all material respects, and (iii) contain and reflect adequate reserves for all reasonably anticipated losses, costs and expenses.

                      (b) The Financial Statements do not contain any items of special or nonrecurring income or any other income not earned or otherwise realized in the ordinary course of business except as expressly specified therein, and such financial statements include all material adjustments, which consist only of normal recurring accruals, necessary for such fair presentation.

                      (c) Company has no direct or indirect liabilities or obligations, either accrued, contingent or otherwise, which, individually or in the aggregate, are material to Company or involve a transaction value exceeding $1,000, and which have not been reflected in the Financial Statements. There are no facts, circumstances or claims known to Company or to Seller which the Company or Seller has recognized as reasonably likely to give rise to any material claims against or liabilities or obligations of Company.

                      (d) Company has, in accordance with good business practices, maintained complete and accurate books and records, including financial records which fairly present its financial condition in all material respects and records of all its material corporate transactions or proceedings or has otherwise made such written disclosures to Purchaser as are reasonably necessary to make such a presentation.

                      (e) As of the Closing Date, the total liabilities of Company, as set forth on the Financial Statements, are equal to $32,837.72.


               2.7 Absence of Certain Facts or Events. Since December 31, 1999 there has not been:

                      (a) any material adverse change in (i) the financial condition of Company from that shown on the December 31, 1999 balance sheet, or
(ii) the results of operations of Company from that shown in the statements of operations and cash flows of Company for the period ended on such date;

                      (b) any damage, destruction or loss to the tangible or, to the best of Seller's knowledge, intangible assets of Company, whether covered by insurance or not, involving losses or assets in excess of $1,000;

                      (c) any hiring of new key employees or officers, any amendment to or entering into of any employment agreements or any increase in the compensation payable or to become payable by Company to any employee, officer or director, or any increase in the coverage or benefits under any bonus, insurance, pension or other Benefit Plan (excluding annual length-of-service and similar adjustments to the benefits of individual participants);

                      (d) any issuance of capital stock of Company or options or rights to acquire capital stock of Company, any redemption or repurchase of outstanding shares of capital stock of Company, any declaration, setting aside or payment of any dividend or distribution thereon, any stock split or reverse stock split, any merger of Company with any Person, any purchase or other acquisition by Company of capital stock or other interest in any other Person, any purchase or other acquisition by Company of all or substantially all of the business or assets of any other Person, any transfer or sale of a substantial portion of the Company's business or assets to any Person, any transaction between Company and Seller or his Affiliates, or any agreement to take any such actions;

                      (e) any sale, assignment, modification or transfer of any contractual rights, claims or other assets of Company valued at more than $2,000 individually, or more than $10,000 in the aggregate;

                      (f) any mortgage, pledge, or other lien placed on Company assets to secure debt, or any other Encumbrance placed on assets of the Company which would prevent or materially limit the use, modification or sale of an asset valued at $10,000 or more;

                      (g) the incurrence of any obligation or liability of Company as a result of borrowed money, or any capital expenditure, or any commitment to borrow money entered into by Company, or any increase in any loans made or agreed to be made by Company;

                      (h) any failure to pay or perform any obligation of Company involving more than $5,000 as, when and to the extent due other than pursuant to a good faith defense or right of setoff;

                      (i) any intentional or, to the knowledge of Seller or the Company, other waiver of any rights of substantial value to Company or any amendment or termination of the charter or bylaws of Company or any modification of, or claims of any breach under, any agreement to which Company is a party which materially adversely affects, or is reasonably likely to materially adversely affect, the Company's results of operations, prospects or financial condition;

                      (j) any material transaction entered into or consummated by Company, except in the ordinary course of business consistent with past practice;

                      (k) any material addition to or modification of the Benefit Plans of Company or other arrangements or practices affecting personnel of Company; or

                      (l) any Tax election or the settlement or compromise of any Tax claims.

               2.8 Property, Leases and Liens. Company has no items of owned or leased real or personal property, and is not a guarantor on any lease or sales contract or other financing arrangement with respect to real or personal property.


               2.9 Contracts and Commitments.

                      (a) Company has no (i) collective bargaining agreements, or any agreements or policies that contain or include any severance pay liabilities or obligations; (ii) employment, consulting or similar agreement, contract or commitment which is not terminable without penalty or cost by Company on notice of thirty (30) days or less or contains an obligation of Company to pay and/or accrue more than $25,000 per year; (iii) agreement of guaranty or indemnification; (iv) agreement, contract or commitment limiting the freedom of Company to engage in any line of business or compete with any Person; (v) agreement, contract or commitment relating to capital expenditures in excess of $5,000; (vi) agreement, contract or commitment relating to the acquisition of assets of, or any interest in, any business enterprise; or (vii) other agreement, contract or commitment (with customers or other Persons) which involves $5,000 or more and is not cancelable without penalty or cost within sixty (60) days.

                      (b) (i) Company is not in violation of, nor has Company received any claim that it has breached, any of the terms or conditions of any agreement, contract or commitment to which it is a party (the "Contracts"), and
(ii) there are no facts or conditions which have occurred or are, based on facts presently known to exist, anticipated which, through the passage of time or the giving of notice, or both, would constitute a default under any Contract giving rise to a right to cancel or a claim for damages in excess of $10,000 or would cause the acceleration of any obligation of any party thereto or the creation of an Encumbrance which is reasonably likely to materially limit the use, modification or sale of any asset of Company valued at more than $10,000.

               2.10 Permits and Authorizations.

                      (a) Seller and Company have disclosed to Purchaser each license, permit, grant or other authorization of a Governmental Entity held by Company or pursuant to which Company conducts its business or holds any of its assets (herein collectively called "Authorizations"). All Authorizations are in full force and effect and constitute all Authorizations required to permit Company to operate its assets and conduct its business following the Closing Date as such assets and business are presently operated and conducted. The consummation of the transactions contemplated by this Agreement will not require any transfer, renewal or notice with respect to any Authorizations. Company has no proposed or pending applications for Authorizations, and no applications for variances from compliance with such Authorizations.

                      (b) There are no Authorizations which by their terms directly or indirectly limit the term of possession or operation of any material assets of the Company, or which pertain to environmental discharge.

                      (c) Neither Company nor Seller has been notified or presently is aware of any factual basis that would give it any reason to believe any of the Authorizations will not in the ordinary course be renewed upon its expiration.

                      (d) To the knowledge of Company and Seller, Company has received no claim or assertion, written or otherwise, that it has breached any of the terms or conditions of any Authorizations in such manner (i) as would permit any other Person to cancel, terminate or materially amend any Authorization necessary to permit the continued operation of the Company as presently conducted or (ii) that is reasonably likely to result in a penalty or fee of more than $5,000.

               2.11 No Violations.

                      (a) Company is not in violation of any applicable law, statute, order, rule or regulation promulgated or judgment entered (or, with respect to rules and regulations of administrative agencies, known by Company or Seller to be proposed) by any Governmental Entity in a manner which is reasonably likely to have a Material Adverse Effect or result in the imposition of penalties in excess of $5,000.

                      (b) No consent, approval or authorization of, or declaration, filing or registration with, any Governmental Entity is required to be made or obtained by Seller or Company in connection with the execution, delivery and performance by Seller and Company of this Agreement and the consummation of the transactions contemplated hereby, or the continued operation of Company's business.

                      (c) As of the date of this Agreement, Seller is not married, and no consent or approval, including a spousal consent, is required to be made or obtained by Seller from any other individual in connection with the execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby.

               2.12 Proceedings.

                      (a) There are no suits, actions, other legal proceedings or controversies, or, to Seller's or Company's knowledge, governmental investigations, pending against Seller (and having to do with the Company or the Seller's holdings in the Company) or Company or as to which either Seller or the Company has received any claim or assertion. There are no facts which are reasonably likely to lead to any additional investigation being conducted or to any other suit, action or legal proceeding.

                      (b) There is no suit, action or proceeding or investigation threatened against or affecting Company that is likely to prevent or materially delay the ability of Company to consummate the transactions contemplated by this Agreement or to carry on its business as now conducted, nor is there any judgment, decree, injunction, ruling or order of any Governmental Entity or arbitrator outstanding against Company having, or which in the future could have, any such effect.

               2.13 Insurance. Company has no insurance policies under which it is an insured or a beneficiary or for which it is liable to pay premiums, including directors' and officers' liability insurance, key man life insurance, or general liability coverage. To the knowledge of Company and Seller, there is no fact or condition the disclosure of which will result in an inability of Company to obtain such insurance, or any other types of coverage as required by law.

               2.14 Proprietary Information and Rights. Seller and Company have accurately disclosed to Purchaser all patents, patent applications, patent and know-how licenses, trademarks (registered or unregistered), service marks, trademark registrations and applications, trade names, fictitious business names, computer software, domain names, and other intellectual property rights (collectively, "Business Rights") used by Company, and disclosed the identity of each other Person which owns any right, title or interest in and to the Business Rights. To Seller's and Company's knowledge, no Business Rights conflict with, infringe on or otherwise violate any rights of others, or require payments to be made to any Person, or are subject to any pending or overtly threatened litigation or other adverse claims or infringement by other Persons. To the knowledge of Company or Seller, there has been no claim, in writing or otherwise, of infringement by Company of any domestic or foreign patents, trademarks, service marks or copyrights of any other Person.

               2.15 Employee Benefits.

                      (a) Company has no "employee benefit plans" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended), and no other benefit arrangements, including, but not limited to, profit-sharing, deferred compensation, bonus, stock option, stock purchase, vacation pay, holiday pay, retirement plans, medical or other compensation or benefit arrangements maintained by Company for the benefit of its employees (or former employees) and/or their beneficiaries.

                      (b) There is no contract, agreement, or benefit arrangement covering any employee of Company which, individually or collectively, could give rise to the payment of any amount which would constitute an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code (the "Code").

               2.16 Employment Laws.

                      (a) Company is in compliance in all material respects with all federal, state or other applicable laws respecting employment and employment practices, and has not received notice of, and is not engaged in, any unfair labor practice.

                      (b) No unfair labor practice complaint against Company is pending before any government agency, including the National Labor Relations Board.

                      (c) There are no material claims, grievances or arbitration proceedings, workers' compensation proceedings, labor disputes, governmental investigations, or administrative proceedings of any kind pending or, to the best knowledge of Company and Seller, threatened against or relating to Company, its employees or employment practices.

                      (d) Company's contracts, if any, with temporary personnel agencies represent bona-fide, arms-length agreements and the personnel provided by such agencies are not Company's employees for purposes of any federal, state or local laws.

               2.17 Environmental Laws.

                      (a) For the purposes of this Section 2.17, the following terms shall have the following meanings:

           "Environmental Law" means any applicable federal, state or local statute, law, ordinance, rule or regulation of the United States and any other jurisdiction within the United States now effective and any order, to which the Company is a party or is otherwise directly bound, of the United States or other jurisdiction within the United States now effective relating to: (i) pollution or protection of the environment, including natural resources; (ii) manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances; or (ii) exposure of persons, including employees, to Hazardous Substances;

           "Hazardous Substances" means any substance, whether liquid, solid or gas (i) listed, identified or designated as hazardous or toxic under any Environmental Law, (ii)-which, applying criteria specified in any Environmental Law, is hazardous or toxic, or (iii) the use or disposal of which is regulated under Environmental Law.

               (b) The assets and the business of Company have been operated in compliance in all material respects with all applicable Environmental Laws, and the Company has complied, in all material respects, with all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables which are contained in, any Environmental Law.

               (c) To the Knowledge of Company, Company has not discharged, released or emitted into the air, water, surface, water, ground water, land surface or subsurface strata or transported to or from the property of Company any Hazardous Substances except in compliance in all material respects with Environmental Law and except for incidental release of Hazardous Substances in amounts or concentrations which would not be expected to give rise to any claims or liabilities against Company under any Environmental Law.

               (d) Company has not received any written notification from a governmental agency that there is any violation of any Environmental Law with respect to the business and properties of Company, nor has Company received any written notification from a governmental agency pursuant to Section 104, 106 or 107 of the Comprehensive Environmental Response Compensation and Liability Act, as amended.

               (e) Company has not assumed, contractually or by operation of law, any liabilities or obligations under any Environmental Laws.

               2.18 Taxes. (i) all federal, state, foreign and local Tax returns and Tax reports (including information returns) required to be filed by Company have been filed with the appropriate Governmental Entities in all jurisdictions in which such returns and reports are required to be filed, and all such returns and reports are, in all material respects, complete, accurate and in accordance with all legal requirements applicable thereto; (ii) all federal, state, foreign and material local income, profits, franchise, sales, use, occupation, property, excise, withholding and other Taxes, duties, charges and assessments (including interest and penalties) due from Company, (A) have been fully paid or adequately provided for on the books and financial statements of Company or (B) have been fully disclosed to Purchaser and are being contested in good faith by appropriate proceedings; (iii) the Company has not received any written notice or inquiry from the Internal Revenue Service or any other taxing authority in connection with any of the returns and reports referred to in the foregoing clause (i) of any pending or threatened examination or audit; (iv) no extensions or waivers of statutes of limitation have been given or requested with respect to Company, and (v) deficiencies asserted or assessments made as a result of examination by any taxing authorities have been fully paid or fully reflected on the books of Company. Company has not made an election under Section 341(f) of the Code.

               2.19 No Unlawful Contributions. Neither the Company nor any director or officer, or, to the knowledge of any of the shareholders or directors of the Company, any agent or employee or other Person associated with or acting on behalf of Company, has made or used any Company funds to make any unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any direct or indirect unlawful payments to officials or employees of any Governmental Entity from Company funds; failed to file any reports required with respect to lawful contributions; established or maintained any unlawful or unrecorded fund of Company monies or other assets; made any intentionally false or fictitious entries on the books or records of Company; or made or received any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

               2.20 No Insider Transactions. Neither Seller nor any Affiliate (including any member of Seller's "immediate family", as such term is defined under Rule 16a-1(e) of the Securities Exchange Act of 1934) of any such Persons, or any trust, partnership or corporation in which any of such Persons has an interest, has, directly or indirectly, (a) any interest (other than as a holder of not more than 3% of the issued and outstanding securities of a corporation whose securities are traded on a national securities exchange or the Nasdaq Stock Market) in any Person which furnishes or sells, services or products which Company furnishes or sells, (b) any interest (other than as a holder of not more than 3% of the issued and outstanding securities of a corporation whose securities are traded on a national securities exchange or the Nasdaq Stock Market) in any Person which purchases from or sells or furnishes to Company any goods or services, (c) a beneficial interest in any contract, commitment, agreement or understanding to which Company is a party or by which it may be bound or affected; or (d) any interest or claim against Company or any of its assets which could result in a claim against Company or could materially and adversely affect Company's assets, Company's title to or its right to use its assets, or Company's right to conduct its business following the Closing. None of the assets of Company include any receivables from any officer, director, shareholder or employee of Company.

               2.21 Accounts Receivable; Customers. The accounts receivable reflected on the Financial Statements, or thereafter acquired by Company through the Closing Date were earned by performance in the ordinary course of business and are not subject to any material dispute.

               2.22 Bank Accounts. Seller and Company have provided Purchaser with a complete list of all bank accounts, safe deposit boxes, money market funds, certificates of deposit, stocks, bonds, notes and other securities owned directly or indirectly, beneficially or of record, by Company and identified all persons authorized to sign on such accounts.

               2.23 Delivery of Documents. Seller and Company have delivered to Purchaser true and correct copies of all documents, and any and all amendments to any such documents, referred to in this Agreement.

               2.24 No Finders or Brokers. Neither Seller nor Company nor any of their Affiliates has entered into any agreement, arrangement or understanding with any Person which could result in the obligation to pay any finder's fee, brokerage commission, advisory fee or similar payment in connection with the transactions contemplated hereby.


                                    ARTICLE 3

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

               Purchaser hereby represents and warrants to Seller as follows:

               3.1 Organization. Purchaser is a duly organized corporation, validly existing and in good standing under the laws of the State of Utah and has the corporate power and authority to perform its obligations under this Agreement.

               3.2 Authorization. The execution and delivery of this Agreement by Purchaser and the performance of its obligations hereunder have been duly authorized by the directors of Purchaser and no other corporate action or approval by Purchaser is necessary for the execution, delivery or performance of this Agreement by Purchaser. This Agreement has been duly executed and delivered by Purchaser, and is a valid and binding obligation of Purchaser, enforceable against it in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to or limiting creditors' rights generally, and (b) general principles of equity (whether considered in an action in equity or at law).

               3.3 No Conflict. Neither the execution and delivery of this Agreement by Purchaser nor the consummation of the transactions contemplated hereunder nor the fulfillment by Purchaser of any of its terms will:

                      (a) conflict with or result in a breach by Purchaser of, or constitute a default by it under, or create an event that, with the giving of notice or the lapse of time, or both, would be a default under or breach of, any of the terms, conditions or provisions of (i) any indenture, mortgage, lease, deed of trust, pledge, loan or credit agreement or any other material contract, arrangement or agreement to which Purchaser is a party or to which a material portion of its assets is subject, (ii) Articles of Incorporation or Bylaws of Purchaser, or (iii) any judgment, order, writ, injunction, decree or demand of any Governmental Entity which materially affects Purchaser or which materially affects the Purchaser's ability to conduct its business;

                      (b) result in the creation or imposition of any lien, charge or Encumbrance of any nature whatsoever upon any material portion of the assets of Purchaser or which materially affects the Purchaser's ability to conduct its business as conducted prior to the date of this Agreement; or

                      (c) cause a loss or adverse modification of any permit, license, or other authorization granted by any Governmental Entity to or otherwise necessary or materially useful to Purchaser's business.

               3.4 Investment Intent. Purchaser is acquiring Company Common Stock for investment purposes, and not with a view to the resale or distribution thereof; Purchaser has the knowledge and sophistication to purchase the Company Common Stock; Purchaser has had access to all information regarding Company that it has requested and has had or will have prior to the Closing the opportunity to ask questions regarding Company, its operations and such other matters that Purchaser has deemed material to its investment decision; and Purchaser will not dispose of Company Common Stock without compliance with all applicable federal and state securities laws.

               3.5 No Finders or Brokers. Purchaser has not entered into any agreement, arrangement or understanding with any Person which could result in the obligation to pay any finder's fee, brokerage commission, advisory fee or similar payment in connection with this Agreement or the transactions contemplated hereby.


               3.6 Consents. No consent, approval or authorization of, or declaration, filing or registration with, any Governmental Entity is required to be made or obtained by Purchaser in connection with the execution, delivery and performance by Purchaser of this Agreement and the consummation of the transactions contemplated hereby, or the continued operation of Purchaser's business.

               3.7 Compliance with Law. Purchaser is in compliance in all material respects with all applicable statutes, rules, regulations, orders and restrictions of governmental authorities having jurisdiction over the conduct of its business.


                                    ARTICLE 4

                                    COVENANTS

               4.1 Confidentiality.

                      (a) Purchaser shall treat in confidence all non-public documents, materials and other information which Purchaser shall have obtained regarding Company during the course of the negotiations leading to the transactions contemplated hereby, the investigation of Company and the preparation of this Agreement. However, nothing contained herein shall prohibit Purchaser hereto from:

                    (1) using such documents, materials and other information in connection with any action or proceeding brought or any claim asserted by Seller or Company hereto in respect of any breach of any representation, warranty or covenant made in or pursuant to this Agreement, or

                    (2) supplying or filing such documents, materials or other information to or with any Governmental Entity or other Person which Purchaser and Seller deem reasonably necessary in connection with the obtaining of any consent, waiver, amendment, modification, approval, authorization, permit or license which may be necessary to effectuate this Agreement and to consummate the transactions contemplated hereby, provided that to the extent feasible Purchaser shall require such Governmental Entity or Person to maintain the confidentiality of all information supplied by Purchaser.

                      In addition, Purchaser will comply with the provisions of any confidentiality agreements of which it has been informed by the Company or Seller relating to any information provided to the Company by, or prepared or obtained by the Company for or relating to, any client or customer of the Company.

                      (b) From and after the date hereof, Seller and Company shall treat, and shall cause each of their Affiliates to treat, in confidence all documents, materials and other information regarding Purchaser or Company or their respective Affiliates which are in their possession or control.

                      (c) These confidentiality provisions shall survive the termination of this Agreement.

               4.2 Operation in Ordinary Course. Since January ____, 2000, Company has operated only in a manner consistent with its present and historical practice and Company and Seller have each used its best efforts to preserve intact its business organization, keep available the services of its officers, directors and employees, and maintain satisfactory relationships with other persons having relationships with Company. Any changes in the operations of Company, or the relationships of other parties with Company, which have had a material impact upon the business of Company have been disclosed pursuant to
Section 2.7, unless Purchaser has otherwise consented to such action or event in writing. Company and Seller have disclosed to Purchaser any fact, condition or state of events which modifies in any material respect the representations and warranties of Company and Seller in this Agreement. Purchaser has disclosed to Company and Seller any fact, condition or state of events which modifies in any material respect the representations and warranties of Purchaser in this Agreement.

               4.3 Fulfillment of Conditions.

                      (a) Seller has used all reasonable efforts, and Seller has caused Company to use all reasonable efforts, to perform, comply with and fulfill all obligations, covenants and conditions required by this Agreement to be performed, complied with or fulfilled by Seller or Company prior to or as of the Closing Date. Purchaser has used all reasonable efforts to perform, comply with and fulfill all obligations, covenants and conditions required by this Agreement to be performed, complied with or fulfilled by Purchaser prior to or as of the Closing Date.

                      (b) Seller has used all reasonable efforts, and has caused Company to use all reasonable efforts, to secure all necessary consents, waivers, permits, approvals, licenses and Authorizations and has made, and has caused Company to make, all necessary filings in order to enable Seller or Company to consummate the transactions contemplated hereby. Purchaser has used all reasonable efforts to secure all necessary consents, waivers, permits, approvals, licenses and Authorizations and has made all necessary filings in order to enable Purchaser to consummate the transactions contemplated hereby.

               4.4 Employment by Purchaser; Non-Competition Agreement. Following the Closing, Purchaser shall employ Seller as its Vice President of Corporate Development, and in connection with such employment, Seller shall execute and deliver to Purchaser a Non-Competition Agreement substantially in the form attached hereto as Exhibit 1.

               4.5 Transfer of Business Rights to Company. On or before the Closing Date, Seller has executed all documents and taken all other measures required to transfer to Company all Business Rights used by Company but held in Seller's name, including, but not limited to, (i) all right and title to the trademark application Serial Number 75-739835 for "webinc", filed on June 30, 1999; and (ii) the internet domain names "webincubate.com" and "webincubate.net".

               4.6 Post-Closing Access by Seller. After the Closing, Purchaser shall cooperate with Seller to the extent reasonably requested by Seller, and shall make available to Seller all financial, insurance, Tax and other information (including reasonable access to books and records) of Company with respect to any fiscal period of Company ending on or prior to the Closing Date to the extent required by Seller in connection with (a) any audit or other investigation by any taxing authority, or (b) the prosecution or defense of any Tax claims or related litigation that might give rise to indemnification payments hereunder, or the preparation by Seller of Tax returns or any other reports or submissions to any Governmental Entity required to be made by Seller with respect to Company; provided that such cooperation and availability of information may be done in a manner so as to not unreasonably interfere with normal business of Company. Purchaser shall cause Company to preserve all such information, including without limitation, the books and records of Company, for at least three (3) years after the Closing Date at no cost to Seller.

               4.7 Bank Accounts. Seller shall, on or prior to the Closing Date, cause Company to cancel the authority of each Person who is authorized to draw checks on any of the bank accounts maintained by Company, and Seller shall submit evidence satisfactory to Purchaser of such cancellation.


                                    ARTICLE 5

                              CONDITIONS OF CLOSING

               5.1 Conditions of Obligations of Purchaser. The obligation of Purchaser to consummate the purchase of the Dirks Shares pursuant to this Agreement is subject to the satisfaction of the following conditions, any of which may be waived by Purchaser:

                      (a) Representations and Warranties; Performance of Obligations. The representations and warranties of Seller and Company set forth in Article 2 hereof and in all agreements, documents and instruments executed and delivered pursuant hereto or in connection with the Closing shall have been and be true and correct in all material respects as of the date hereof. Seller and Company shall have performed in all material respects the agreements and obligations necessary to be performed by them under this Agreement prior to the Closing Date.

                      (b) Certificates and Deliveries by Seller and Company. Purchaser shall have received (i) copies of Company's Certificate of Incorporation, including all amendments thereto, certified by the Secretary of State of Delaware, (ii) a certificate from the Secretary of State of Delaware, and from the proper official in each State in which Company is qualified to do business, certifying that Company is in good standing in such State, (iii) a certificate as to the tax status of Company from the appropriate official in Delaware, and each State in which Company is qualified to do business, and (iv) a copy of the Bylaws, including all amendments thereto, of Company.

                      (c) No Injunction. No preliminary or permanent injunction or order that would prohibit or restrain the consummation of the transactions contemplated hereunder shall be in effect and no Governmental Entity or other Person shall have commenced or threatened to commence an action or proceeding seeking to enjoin the consummation of such transactions or to impose liability on the parties hereto in connection therewith.

                      (d) Certificates and Instruments of Transfer. Seller shall have delivered to Purchaser certificates representing the Dirks Shares, accompanied by executed stock powers, with all required stock transfer tax stamps affixed. All certificates, instruments and documents delivered by Seller in connection with the transactions contemplated hereby and necessary to evidence such transactions shall be in form and substance reasonably satisfactory to Purchaser and its counsel.

                      (e) Non-Competition Agreement. Purchaser shall have received the Non-Competition Agreement, executed by Seller.

                      (f) Transfer of Business Rights. Purchaser shall have received evidence acceptable to Purchaser and its counsel that Seller has transferred the Business Rights to Company as set forth in Section 4.6 above.

                      (g) Due Diligence. Purchaser shall have completed prior to Closing a due diligence investigation of the business, operations, condition (financial and otherwise) and prospects of Company, and the results of such investigation shall be satisfactory to Purchaser in its sole discretion.

                      (h) No Material Adverse Change. Purchaser shall be satisfied in its reasonable discretion, after review of the Financial Statements and the results of its due diligence review, that there has been no material adverse change in the business, operations, or condition (financial or otherwise) of Company since December 31, 1999.

                      (i) Closing of Companion Transaction. The closing of the transactions contemplated by the Stock Purchase Agreement dated of even date herewith, by and among the Purchaser and the other Shareholders of the Company, shall have occurred.

                      (j) Directors' and Officers' Resignations. Seller shall have delivered to Purchaser resignations of all directors and officers of the Company, effective as of the Closing Date and in form and substance reasonably satisfactory to Purchaser and its counsel.

               5.2 Conditions of Obligations of Seller. The obligations of Seller to consummate the sale and purchase under this Agreement are subject to the satisfaction of the following conditions, each of which may be waived by
Seller:

                      (a) Representations and Warranties; Performance of Obligations. The representations and warranties of Purchaser set forth in
Article 3 hereof and in all agreements, documents and instruments executed and delivered pursuant hereto or in connection with the Closing shall have been and be true and correct in all material respects as of the Closing Date. Purchaser shall have performed in all material respects the agreements and obligations necessary to be performed by it under this Agreement prior to the Closing Date.

                      (b) No Injunction. No preliminary or permanent injunction or order that would prohibit or restrain the consummation of the transactions contemplated hereunder shall be in effect and no Governmental Entity or other Person shall have commenced or threatened to commence an action or proceeding seeking to enjoin the consummation of such transactions or to impose liability on the parties hereto in connection therewith.

                      (c) Purchase Price. Seller shall have received the Purchase Price as provided in Section 1.2.


                                    ARTICLE 6

                    CLOSING DATE AND TERMINATION OF AGREEMENT

               6.1 Closing Date. The closing for the consummation of the purchase and sale contemplated by this Agreement (the "Closing") shall, unless another date or place is agreed to in writing by Seller and Purchaser, take place on January 28, 2000 at the offices of Paul, Hastings, Janofsky & Walker LLP, at 695 Town Center Drive, Seventeenth Floor, Costa Mesa, California, or, if later, the date on which each condition set forth in Article 5 is satisfied or waived (the "Closing Date").



                                    ARTICLE 7

                                 INDEMNIFICATION

               7.1 Indemnification by Seller.

                      (a) Subject to the provisions of Sections 7.1(b) and 7.4 below, Seller shall indemnify Purchaser and its Affiliates including, without limitation, Company, and each of their respective stockholders, officers, directors, employees and representatives (each a

"Purchaser Indemnitee") against, and hold each Purchaser Indemnitee harmless from, any and all loss, damage, liability, payment, and obligation, and all expenses, including without limitation reasonable legal fees, all calculated on a net after tax basis (collectively "Losses"), incurred, suffered, sustained or required to be paid, directly or indirectly, by, or sought to be imposed upon, such Purchaser Indemnitee after the Closing Date resulting from, related to or arising out of any inaccuracy in, or breach of, any of the representations, warranties or covenants made by Seller or Company in or pursuant to this Agreement or in any agreement, document or instrument executed and delivered pursuant hereto or in connection with the Closing of the transactions contemplated hereunder.

                      (b) Each Purchaser Indemnitee shall promptly give written notice to Seller of the assertion by any Person of any claim, action, suit or proceeding with respect to which Seller is obligated to provide indemnification hereunder; provided, however, that the rights of a Purchaser Indemnitee to be indemnified hereunder shall only be affected by the failure to give such notice if and to the extent such failure prejudices Seller in the defense of such third party claim. Amounts due with respect to Losses covered by this Section 7.1 shall be paid promptly after delivery of reasonably documented written notice of the amount of Losses incurred. Seller shall have the right, but not the obligation, to contest, defend or litigate, and to retain counsel of his choice in connection with, any claim, action, suit or proceeding by any third party alleged or asserted against a Purchaser Indemnitee that is subject to indemnification by Seller hereunder, and the cost and expense thereof shall be subject to the indemnification obligations of Seller hereunder; provided, that each Purchaser Indemnitee shall have the right and option to participate in, but not control, the defense of such action at its own expense; and provided, further, that, (i) if Seller elects not to defend any such action or (ii) if a Purchaser Indemnitee shall have defenses not available to Seller and if counsel to Purchaser shall advise in a written opinion that common representation is not appropriate, then, in each case, such Purchaser Indemnitee shall be entitled, at its option through counsel of its choice, reasonably approved by Seller, such approval not to be unreasonably withheld, but at Seller's expense, to assume and control the defense of such action. Neither Seller, on the one hand, nor any Purchaser Indemnitee, on the other hand, shall be entitled to settle or compromise any such claim, action, suit or proceeding without the prior written consent of such Purchaser Indemnitee or the Seller as the case may be, which consent shall not be unreasonably withheld and provided further if Purchaser unreasonably refuses to approve any settlement of an action or proceeding which involves only the payment of money, and the Purchaser Indemnitee's position in such an action or a proceeding is subsequently not sustained, such Purchaser Indemnitee shall be solely responsible for Losses in excess of those which would have been incurred had such claim been settled on the terms acceptable to Seller.

               7.2 Indemnification by Purchaser.

                      (a) Subject to the provisions of Section 7.2(c) and 7.4 below, Purchaser shall indemnify Seller against, and hold Seller harmless from, any and all Losses incurred, suffered, sustained or required to be paid, directly or indirectly, by or sought to be imposed upon, Seller resulting from, related to or arising out of any inaccuracy in or breach of any of the representations, warranties or covenants made by Purchaser in or pursuant to this Agreement or in any agreement, document or instrument executed and delivered pursuant hereto or in connection with the Closing of the transactions contemplated hereunder.

                      (b) Seller shall promptly give written notice to Purchaser of the assertion by any Person of any claim, action, suit or proceeding with respect to which Purchaser is obligated to provide indemnification hereunder; provided, however, that the rights of Seller to be indemnified hereunder shall only be affected by the failure to give such notice if and to the extent such failure prejudices Purchaser in the defense of such third party claim. Amounts due with respect to Losses covered by this Section 7.2 shall be paid promptly after delivery of reasonably documented written notice of the amount of Losses incurred. Purchaser shall have the right, but not the obligation, to contest, defend or litigate, and to retain counsel of its choice in connection with, any claim, action, suit or proceeding by any third party alleged or asserted against Seller that is subject to indemnification by Purchaser hereunder, and the cost and expense thereof shall be subject to the indemnification obligations of Purchaser hereunder; provided, that Seller shall have the right and option to participate in, but not control, the defense of such action at his own expense; and provided, further, that (i) if Purchaser elects not to defend any such action or (ii) if Seller shall have defenses not available to Purchaser and if counsel to Seller shall in a written opinion advise that common representation is not appropriate, then Seller shall be entitled, at their option through counsel of its choice, approved by Purchaser, such approval not to be unreasonably withheld, but at Purchaser's expense, to assume and control the defense of such action. Neither Seller, on one hand, nor Purchaser, on the other hand, shall be entitled to settle or compromise any such claim, action, suit or proceeding without the prior written consent of such Seller or Purchaser, as the case may be, which consent shall not be unreasonably withheld and provided further if Seller unreasonably refuses to approve any settlement of an action or proceeding which involves only the payment of money, and Seller's position in such action or proceeding is subsequently not sustained, Seller shall be solely responsible for Losses in excess of those which would have been incurred had such claim been settled on the terms acceptable to Purchaser.

               7.3 Indemnity and Other Agreements Concerning Taxes and Environmental Matters.

                      (a) Seller shall indemnify the Purchaser Indemnitees, from and against any liability for taxes based upon or arising out of matters prior to the Closing. Purchaser and Company shall indemnify Seller from and against all Tax liability based upon or arising from matters following the Closing. Purchaser and its accountants shall assume responsibility for the preparation of all returns and reports of the Company, including those which are due in connection with periods ended prior to the Closing Date, but which were not required to be filed prior to the Closing Date.

                      (b) Seller shall indemnify Purchaser Indemnitees against all Losses arising from any violations or liabilities under any Environmental Laws arising from acts, omissions, conditions, or circumstances occurring prior to Closing and caused by Seller or Company.

               7.4 General Indemnification by Seller. Seller shall indemnify, protect, defend and hold harmless Purchaser and Company from and against any and all claims, demands, actions, obligations, losses, liabilities, damages, costs and expenses, including, without limitation, attorneys' fees and accountants' fees, incurred by or asserted against Purchaser or

Company in connection with any claim or cause of action related to or arising out of the conduct of the business of Company prior to the Closing Date.

               7.5 Survival of Representations and Warranties; Reliance.

                      (a) All representations and warranties contained herein or made pursuant hereto by Seller shall survive the Closing hereunder until the third anniversary of the Closing, except that the representations and warranties
(i) in Section 2.4 (Capitalization; No Subsidiaries) and 2.5 (Title to Dirks Shares)shall survive without limit, (ii) in Section 2.18 (Taxes) shall survive the Closing until the expiration of the applicable statute of limitations and
(iii) in Section 2.17 (Environmental Laws) shall survive until the expiration of the applicable statutes of limitations during which claims may be brought against Purchaser or Company. The expiration of any representation and warranty shall not affect any claim for indemnification made prior to the date of such expiration and shall not affect Seller's obligations under Section 7.3(b). The representations and warranties of Purchaser shall survive the Closing until expiration of the applicable statute of limitations.

                      (b) The representations and warranties made by any party in this Agreement or in any agreement, certificate, or exhibit delivered in connection with this Agreement may be fully and completely relied upon by each other party unless the party seeking to avoid such representation or warranty can demonstrate by conclusive evidence that the investigation made by or on behalf of such other party actually revealed or disclosed the inaccuracy in question.



                                    ARTICLE 8

                                  MISCELLANEOUS

               8.1 Further Actions. From time to time, as and when requested by the other party, Seller and Purchaser shall execute and deliver, or cause to be executed and delivered, such documents and instruments and shall take, or cause to be taken, such further or other actions as the requesting party may reasonably deem necessary or desirable to carry out the intent and purposes of this Agreement, to transfer, assign and deliver to Purchaser effective as of the Closing, and its successors and assigns, the Dirks Shares (or to evidence the foregoing) and to consummate and give effect to the other transactions, covenants and agreements contemplated hereby.

               8.2 Expenses. Purchaser shall pay the first $5,000 of the legal fees incurred by Company and Seller in connection with the transactions contemplated by this Agreement. Thereafter, Seller and Purchaser shall each bear their own legal fees and other costs and expenses with respect to the negotiation, execution and delivery of this Agreement and the consummation of the transactions hereunder. Purchaser shall pay all sales, transfer and documentary taxes and other expenses incident to the transfer of the Dirks Shares. If any action in law or in equity is necessary to enforce or interpret the terms of this Agreement, the parties shall each bear their respective attorneys' fees, costs and all other related expenses unless otherwise specifically awarded by the court.

               8.3 Entire Agreement. This Agreement, which includes the Appendix and the Exhibits hereto and the other documents, agreements and instruments executed and delivered pursuant to this Agreement, contain the entire agreement between the parties hereto with respect to the transactions contemplated by this Agreement and supersede all prior arrangements or understandings with respect thereto.

               8.4 Descriptive Headings. The descriptive headings of this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

               8.5 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if (a) delivered personally or (b) sent by registered or certified mail, postage prepaid, or (c) sent by overnight courier with a nationally recognized courier, or (d) via facsimile confirmed in writing in any of the foregoing manners, as follows:

If to Seller:                Stephen M. Dirks
                             648 Marine Street
                             La Jolla, CA 92037
                             Facsimile:  (858) 454-1457

If to Company:               webinc., Inc.
                             c/o Venture Catalyst Incorporated
                             Attention: L. Donald Speer, II
                             16868 Via Del Campo Court, Suite 200
                             San Diego, CA 92127
                             Facsimile:  (858) 385-1001

with a copy to:              Paul, Hastings, Janofsky & Walker LLP
                             Attention:  John F. Della Grotta
                             Seventeenth Floor
                             695 Town Center Drive
                             Costa Mesa, California  92626-1924
                             Facsimile:  714 979-1921

If to Purchaser:             Venture Catalyst Incorporated
                             Attention: L. Donald Speer, II
                             16868 Via Del Campo Court, Suite 200
                             San Diego, CA 92127
                             Facsimile:  (858) 385-1001
with a copy to:              Paul, Hastings, Janofsky & Walker LLP
                             Attention:  John F. Della Grotta
                             Seventeenth Floor
                             695 Town Center Drive
                             Costa Mesa, California  92626-1924
                             Facsimile:  714 979-1921

If sent by mail, notice shall be considered delivered five (5) business days after the date of mailing, and if sent by any other means set forth above, notice shall be considered delivered upon receipt thereof. Any party may by notice to the other parties change the address to which notice or other communications to it are to be delivered or mailed.

               8.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California (other than the choice of law principles thereof). Any action, suit or other proceeding initiated by Seller or Purchaser against any other party under or in connection with this Agreement may be brought in any Federal or state court in the State of California, as the party bringing such action, suit or proceeding shall elect, having jurisdiction over the subject matter thereof. Seller and Purchaser hereby submit themselves to the jurisdiction of any such court and agree that service of process on them in any such action, suit or proceeding may be effected by the means by which notices are to be given to it under this Agreement.

               8.7 Assignability. This Agreement shall not be assignable by any party without the written consent of the other parties and any such purported assignment by any party without such consent shall be void, except that:

                      (a) any or all rights of Purchaser to receive the performance of the obligations of Seller hereunder (but not the obligations of Purchaser to Seller hereunder) and rights to assert claims against Seller in respect of any inaccuracy in or breach of any representations, warranties or covenants of Seller hereunder, may be assigned by Purchaser to a direct or indirect subsidiary of Purchaser, and

                      (b) Purchaser may assign to any bank, insurance company or other financial institution providing financing or extending credit to Purchaser or Company any or all of its rights to assert claims against Seller in respect of any inaccuracy in or breach of representations, warranties or covenants under this Agreement, but any assignee of such rights under clause (a) or clause
(b) shall take such rights subject to any defenses, counterclaims and rights of set-off to which Seller might be entitled under this Agreement. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

               8.8 Waivers and Amendments. Any waiver of any term or condition of this Agreement, or any amendment or supplementation of this Agreement, shall be effective only if in writing and signed by both parties. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive a party's rights hereunder at any time to enforce strict compliance thereafter with every term or condition of this Agreement.

               8.9 Public Announcements. Seller will consult with Purchaser before issuing any press release or otherwise making any public statements or public filings with respect to the transactions contemplated by this Agreement, and Seller shall not issue any such press release or make any such public statement or public filings without the prior approval of Purchaser both as to the making of such release or statement and as to the form and content thereof, except to the extent that such party is advised by counsel, in good faith, that such release or statement or filing is required as a matter of law (a "Required Release"); and as to such Required Releases, Seller shall give Purchaser, to the extent practicable, at least three (3) business days advance notice of such Required Releases and the opportunity to provide comments to Seller prior to issuing any such Required Release.

               8.10 Severability. If any term or provision of this Agreement shall, in any jurisdiction, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable such term or provision in any other jurisdiction, or affecting any other provision of this Agreement.

               8.11 Jurisdiction for Legal Actions. In connection with any action brought pursuant to or arising out of this Agreement, the parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of California, County of San Diego, and/or the United States District Court for the Southern District of California for any actions, suits, controversies or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and the parties agree not to commence any action, suit or proceeding relating thereto except in such courts), and further agree that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth above shall be effective service of process for any action, suit or proceeding brought against the parties in any such court. The parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit, controversies or proceeding arising out of this Agreement or the transactions contemplated hereby, in the courts of the State of California, County of San Diego and/or the United States District Court for the Southern District of California, hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient or improper forum, and hereby further irrevocably and unconditionally waive trial by jury in any action hereunder.

               8.12 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. Facsimile signatures shall be treated as if they were originals.

                         [SIGNATURES ON FOLLOWING PAGE]

                  [SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]


               IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement as of the date first above written.

                                    "Purchaser"

                                    VENTURE CATALYST INCORPORATED,
                                    a Utah corporation


                                    By:     /S/ L. DONALD SPEER, II
                                       --------------------------------------
                                    Name:          L. Donald Speer, II
                                    Title:  President



                                    "Company"

                                    WEBINC., INC.,
                                    a Delaware corporation


                                    By:     /S/ STEPHEN M. DIRKS
                                       --------------------------------------
                                    Name:          Stephen M. Dirks
                                    Title:  President



                                    "Seller"


                                            /S/ STEPHEN M. DIRKS
                                    ----------------------------------------
                                    STEPHEN M. DIRKS